EXHIBIT 99.2

Contact: Bob Marsocci

DIRECTV, Inc.

(310) 726-4656

DIRECTV PRICES $1.0 BILLION OF NEW SENIOR NOTES

EL SEGUNDO, CA, June 9, 2005 -- DIRECTV Holdings LLC and DIRECTV Financing Co., Inc. (collectively, "DIRECTV") announced today that they have priced $1.0 billion aggregate principal amount of their 6-3/8 percent senior notes due 2015.

As previously announced, DIRECTV plans to use the net proceeds from this offering to repay $500.0 million of borrowings under its current senior secured credit facility with the remainder of the proceeds to be retained by DIRECTV for general corporate purposes.

The ten-year senior notes will be unsecured indebtedness guaranteed on a senior basis by all of DIRECTV's domestic subsidiaries. The senior notes will be sold to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S under the Securities Act. The senior notes initially will not be registered under the Securities Act of 1933 or state securities laws and may not be offered or sold by holders thereof without registration unless an exemption from such registration is available.

This announcement is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The DIRECTV Group, Inc. (NYSE: DTV) is a world-leading provider of digital multichannel television entertainment.

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved.

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